 GLOBALSTAR ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2025 RESULTS
Strong year-over-year growth demonstrates improved market position

•Increased full year 2025 revenue 9% to a record $273.0 million in line with guidance
•Launched two-way satellite IoT capabilities and completed the commercial rollout of the RM200M module, expanding Globalstar’s addressable markets
•Progressed global expansion of ground infrastructure to support launch of next-generation constellation
•Diversified market approach with key collaborations in government and defense

Covington, LA, February 27, 2026 -- Globalstar, Inc. (Nasdaq: GSAT) ("Globalstar" or the "Company") today announced its financial results for the fourth quarter and year ended December 31, 2025.

Globalstar reported full year revenue of $273.0 million, representing a 9% increase from 2024, and lower net loss, delivering an Adjusted EBITDA* margin of 50%, reflecting disciplined execution and continued progress across its business. Both total revenue and Adjusted EBITDA margin were in line with guidance.

“2025 was a transformational year for Globalstar,” said Dr. Paul E. Jacobs, Globalstar's CEO. “We advanced our strategy across every dimension of the business: from global infrastructure expansion to product innovation and growing commercial adoption across government, enterprise, and industrial markets. We expanded our addressable markets and validated technologies that position us at the center of next-generation satellite and private wireless connectivity. Throughout the year, we have made significant progress with our satellite and ground station partners and are now poised to deploy not only the satellites to replenish our existing constellation but also extend our reach with our third-generation system."

Dr. Jacobs continued, "As we enter 2026, we believe the momentum we have built gives us a strong foundation to scale. With replacement 2nd generation satellites rolling off the line, continued progress on key regulatory and network infrastructure initiatives, the commercial rollout of two-way IoT capabilities, and traction for XCOM RAN, we are moving decisively from groundwork to growth. We believe Globalstar is uniquely positioned to deliver differentiated connectivity solutions that combine satellite innovation, licensed spectrum, and proprietary wireless technology to meet the evolving needs of customers worldwide.”

2025 OPERATIONAL HIGHLIGHTS

•Advanced Development of Extended MSS Network

◦Infrastructure Investment for Long-Term Growth: Progressed global ground station expansion, including new construction and existing site expansion in Europe, Asia and North America, strengthening capacity, redundancy, and readiness for next-generation services.

◦Satellite Construction Milestone Progress: Completion of critical design review for next-generation C-3 satellites completed by MDA Space.

•Commercial IoT Market Expansion

◦Expanded Product and Solution Portfolio: Introduced two-way satellite IoT capabilities and advanced higher-value offerings designed to support enterprise, government, and industrial applications requiring reliable command and control. This rollout highlights the company’s ability to enable two-way IoT at scale, strengthens partner-led growth, and expands addressable markets.

* Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA"

◦IoT Growth Momentum: Commercial IoT average subscribers increased 6% year-over-year, while IoT hardware sales revenue and gross activations each grew 50%, reflecting continued demand across asset tracking, monitoring, and safety applications.

•Other Key Business Initiatives

◦XCOM RAN Ecosystem Progress: Boingo, a company that designs, builds and manages wireless networks, completed a proof-of-concept trial demonstrating the ability for XCOM RAN to power next-generation private 5G deployments. With an integration of the platform into Boingo’s private network portfolio, this collaboration highlights the expanding XCOM RAN partner ecosystem.

◦Defense and Government Traction: Secured defense-focused wins and advanced government engagement with wins including a successful proof of concept with Parsons, continued investment in XCOM RAN-based 5G research to evaluate high-capacity private wireless architectures for defense applications, and selection as the technology partner by Virewirx (formerly XCOM Labs) for a Phase II Small Business Innovation Research contract with the Office of the Under Secretary of War.

•Capital Markets Momentum: Completed the transition to trading on Nasdaq Global Select Market, increasing market visibility and accessibility, alongside favorable share price performance throughout 2025, reflecting Globalstar’s unique asset value and growing investor confidence in the Company’s long-term strategy and execution.

FOURTH QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the fourth quarter of 2025 was $72.0 million, including $67.4 million of service revenue and $4.6 million of revenue generated from subscriber equipment sales.

Service revenue increased $9.7 million, or 17%, primarily due to increased wholesale capacity services revenue, and revenue from subscriber equipment sales increased $1.1 million, or 31%, compared to the prior year's fourth quarter. The increase in total revenue was due primarily to performance bonuses earned during the fourth quarter of 2025, as well as higher wholesale capacity services revenue resulting from additional service fees associated with the reimbursement of network-related costs.

Revenue was also impacted favorably by (1) an increase in Commercial IoT related revenue due to higher average subscribers and device sales, which was offset partially by a decline in Duplex and SPOT driven revenue due to subscriber churn; and (2) revenue recognized under our service agreement with Parsons Corporation as we moved beyond the proof of concept phase during 2025, which was offset by a decrease in revenue from XCOM RAN sales.

Loss from Operations

Loss from operations was $0.4 million during the fourth quarter of 2025, compared to a loss from operations of $4.2 million during the prior year's fourth quarter. This improvement was due to higher revenue (as discussed above) offset partially by an increase in operating expenses (as discussed below).

During the fourth quarter of 2025, higher cost of services, marketing, general and administrative ("MG&A") expenses and cost of subscriber equipment sales were offset partially by lower stock-based compensation expenses. Higher cost of services resulted primarily from network operating costs to support the build out of our next-generation satellite and ground network infrastructure, a significant portion of which are reimbursed to us, and this consideration is recognized as revenue. Additionally, costs increased to support the development of XCOM RAN technology and new MSS products. MG&A expense was higher than the prior year's fourth quarter due primarily to legal and professional fees.

The cost of subscriber equipment sales increased during the fourth quarter of 2025 due to higher hardware sales as well as $1.1 million in expense related to tariffs on equipment imported and re-exported to foreign subsidiaries. These tariffs were previously recorded as recoverable duty drawbacks but are no longer deemed probable of being refunded.

Net Loss

Net loss was $11.6 million for the fourth quarter of 2025, compared to net loss of $50.2 million for the fourth quarter of 2024. This improvement was due primarily to a non-cash loss on extinguishment of debt associated with the paydown of the 2023 13% Notes recorded during the fourth quarter of 2024. Favorable fluctuations in foreign currency exchange rates due to the remeasurement of intercompany balances as well as a non-cash gain on the quarterly mark-to-market adjustment of our derivative asset gain were offset by higher interest expense resulting from our recognition of non-cash imputed interest related to the 2024 Prepayment Agreement (as defined in our periodic reports).

Adjusted EBITDA

Adjusted EBITDA increased to $32.4 million for the fourth quarter of 2025, compared to $30.4 million for the same period in 2024. This 7% increase was due to an increase in revenue of $10.8 million offset partially by a $8.8 million increase in operating expenses (excluding adjustments for non-cash or non-recurring items).

Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA.”

ANNUAL FINANCIAL REVIEW

Revenue

Total revenue was $273.0 million during the twelve months ended December 31, 2025, including $257.3 million of service revenue and $15.7 million of revenue generated from subscriber equipment sales. Total revenue increased 9% from 2024, reaching a record high for the fourth consecutive year. This increase was due to higher service revenue and higher revenue from subscriber equipment sales.

Service revenue increased $19.6 million, or 8%, during the twelve months ended December 31, 2025, compared to the same period in 2024 due to increases in wholesale capacity services. Revenue from subscriber equipment sales increased $3.0 million, or 24%, during the twelve months ended December 31, 2025, compared to the same period in 2024 due to a higher volume of Commercial IoT device sales.

Income (Loss) from Operations

Income from operations was $7.4 million during 2025 compared to loss from operations of $0.9 million during 2024 due to higher revenue (as discussed above) offset partially by higher operating expenses (as discussed below).

Higher cost of services, MG&A expense and cost of subscriber equipment sales were offset partially by lower stock-based compensation expenses. A non-cash loss on disposal of assets during the first quarter of 2025 also increased operating expenses. The drivers of higher cost of services, MG&A expense and cost of subscriber equipment sales for the full year 2025 compared to 2024 are generally consistent with the quarterly increases noted above. Costs incurred to enhance and develop our XCOM RAN product and service offerings were also impacted by our recognition of certain non-cash amortized costs beginning in May 2024.

Operating expenses were partially offset by employee retention credits received in 2025 as a result of our eligibility under the provisions of the Coronavirus Aid, Relief and Economic Security Act for 2021. The total credits of $3.9 million reduced operating expenses during 2025, of which $2.7 million was allocated to cost of services and $1.2 million was allocated to MG&A expense, based on the employee costs incurred during the eligible period.

Net Loss

Net loss was $8.7 million for 2025 compared to $63.2 million for 2024. This improvement was due primarily to higher revenue (discussed above), net foreign currency gains due to the remeasurement of intercompany balances and non-cash gains on the quarterly mark-to-market adjustment of our derivative asset. This improvement was also due to a non-cash loss on extinguishment of debt associated with the paydown of the 2023 13% Notes recorded during the fourth quarter of 2024. These favorable items were offset partially by higher operating expenses (discussed above) as well as higher interest expense resulting from our recognition of non-cash imputed interest related to the 2024 Prepayment Agreement.

Adjusted EBITDA

Adjusted EBITDA was $136.1 million in 2025, reaching a record high for the Company and representing a margin of 50%. This increase from 2024 was due to a $22.6 million increase in total revenue (for reasons previously discussed), offset partially by a $21.9 million increase in operating expenses (excluding adjustments for non-cash or non-recurring items) primarily due to investment in growth opportunities. Specifically, while we continue to enhance and develop our XCOM RAN product and service offerings, we incur costs, primarily for personnel, in advance of significant revenue. Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA."

Liquidity

As of December 31, 2025, we held cash and cash equivalents of $447.5 million, compared to $391.2 million as of December 31, 2024.

During 2025, net cash flows generated from operations were $621.7 million, capital expenditures were $550.4 million and net cash flows used in financing activities were $16.2 million. Cash and cash equivalents were also positively impacted by a $1.2 million change in foreign currency exchange rates. Operating cash flows during 2025 included $430.6 million received in connection with the Infrastructure Prepayment and other cash flows generated from the business. Capital expenditures were primarily associated with our commitments under the Updated Services Agreements related to the deployment of the replacement satellites and Extended MSS Network.

Adjusted free cash flow during 2025 was $171.5 million compared to $131.9 million during 2024. This increase primarily includes $45.0 million in accelerated service payments received during 2025 as well as higher service payments received pursuant to the Updated Services Agreements, offset partially by higher operating costs (as discussed above). Adjusted free cash flow is a non-GAAP financial measure. For more information, refer to "Reconciliation of Non-GAAP Adjusted Free Cash Flow".

The principal amount of our debt was $410.0 million at December 31, 2025, compared to $417.5 million at December 31, 2024. This decrease was due to scheduled recoupments of $34.6 million under the 2021 Funding Agreement, offset partially by the issuance of $27.1 million of debt under the 2023 Funding Agreement in August 2025.

(Capitalized terms not defined in this release have the meanings ascribed to them in our periodic reports)

FINANCIAL GUIDANCE

Our financial guidance for 2026 is as follows:

•Total revenue between $280 million and $305 million
•Adjusted EBITDA margin of approximately 50%

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its results at 9:00 a.m. Eastern Time (ET) on Friday, February 27, 2026. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/8v6dbgc2

To participate in the earnings call via teleconference, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register-conf.media-server.com/register/BI5abd999f6b1b460e92629f42f2d6d1a8

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website until February 27, 2027.

About Globalstar, Inc.
Globalstar is a global telecommunications provider connecting what matters most. Through our industry-leading low Earth orbit (LEO) satellite constellation and licensed Band 53/n53 spectrum, we deliver reliable satellite and terrestrial connectivity solutions that empower customers worldwide to connect, transmit, and communicate smarter.

Our comprehensive connectivity ecosystem includes software-defined, purpose-built private wireless network platform, coupled with Globalstar Band 53 in XCOM RAN™ and trusted GPS messengers Saved by SPOT™ for safety and personal communication for business and enterprise applications.

Serving business, enterprise, and consumer markets across the globe, Globalstar supports applications that track and protect assets, enable automation, enhance operational efficiency, and safeguard lives. With unmatched reach and a relentless focus on innovation, and mission-critical performance, we're redefining what's possible for global connectivity.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Email: investorrelations@globalstar.com

Cautionary Statement About Forward-Looking Statements
Certain statements contained in this press release other than purely historical information, including, but not limited to, expectations regarding future revenue, financial performance, financial condition, liquidity, adjusted free cash flow, projections, estimates and guidance, statements relating to our business plans, objectives and expected operating results, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives) and the completion, delivery and launch of new satellites, our expectations regarding the outcomes of regulatory and licensing proceedings, the expected growth prospects of our existing customers and the markets that we serve, our expectations relating to the impact of trade policies (including tariffs), our expectations about our ability to integrate the licensed technology into our current line of business, the expected benefits of the updated services agreements and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” "might," "could," “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described under Item 1A. Risk Factors of the Company’s most recent Annual Report on Form 10-K and as may be further updated by subsequent filings with the SEC. Further, new risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we accurately assess the ultimate impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

This press release contains measures such as EBITDA, Adjusted EBITDA, and Adjusted free cash flow, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in the Company’s consolidated financial statements are provided in this press release. For forward-looking Adjusted EBITDA margin, the Company is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods and the information needed to reconcile these measures is dependent upon future events, many of which are outside of our control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue:
Service revenue	$67,391	$57,681	$257,309	$237,689
Subscriber equipment sales	4,570	3,496	15,677	12,660
Total revenue	71,961	61,177	272,986	250,349
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	22,871	19,102	83,181	73,160
Cost of subscriber equipment sales	4,555	2,548	12,905	9,287
Cost of subscriber equipment sales - reduction in the value of inventory	—	327	—	327
Marketing, general and administrative	18,809	11,996	51,428	43,434
Stock-based compensation	5,601	8,903	23,413	35,548
Reduction in the value and disposal of long-lived assets	75	20	7,228	556
Depreciation, amortization and accretion	20,421	22,530	87,401	88,986
Total operating expenses	72,332	65,426	265,556	251,298
(Loss) income from operations	(371)	(4,249)	7,430	(949)
Other income (expense):
Loss on extinguishment of debt	—	(27,378)	—	(27,378)
Interest income and expense, net of amounts capitalized	(14,518)	(3,261)	(40,920)	(13,562)
Foreign currency gain (loss)	264	(13,192)	15,748	(16,609)
Derivative gain (loss) and other income (expense)	5,034	(1,926)	14,969	(2,531)
Total other expense	(9,220)	(45,757)	(10,203)	(60,080)
Loss before income taxes	(9,591)	(50,006)	(2,773)	(61,029)
Income tax expense	2,027	213	5,878	2,135
Net loss	$(11,618)	$(50,219)	$(8,651)	$(63,164)

Net loss attributable to common shareholders	$(14,291)	$(52,892)	$(19,256)	$(73,798)
Loss per common share:
Basic (1)	$(0.11)	$(0.42)	$(0.15)	$(0.59)
Diluted (1)	$(0.11)	$(0.42)	$(0.15)	$(0.59)

Weighted-average shares outstanding:
Basic (1)	127,243	126,231	126,757	125,877
Diluted (1)	127,243	126,231	126,757	125,877

(1)The number of shares for the year ended December 31, 2024 have been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025.

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(unaudited)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$447,471	$391,164
Accounts receivable, net of allowance for credit losses of $1,468 and $1,504, respectively	19,976	26,952
Inventory	9,614	10,741
Prepaid expenses and other current assets	19,667	18,714
Total current assets	496,728	447,571
Property and equipment, net	1,305,458	673,632
Operating lease right of use assets, net	66,698	31,835
Prepaid network costs	198,375	312,342
Derivative asset	114,461	108,799
Intangible and other assets, net of accumulated amortization of $12,511 and $7,625, respectively	144,545	136,058
Total assets	$2,326,265	$1,710,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$31,835	$34,600
Accounts payable and accrued expenses	56,022	29,677
Accrued network construction costs	55,218	15,613
Payables to affiliates	391	394
Deferred revenue, net	62,020	61,201
Total current liabilities	205,486	141,485
Long-term debt	451,953	476,822
Operating lease liabilities	54,549	26,256
Deferred revenue, net	806,930	288,171
Other non-current liabilities	451,618	418,620
Total non-current liabilities	1,765,050	1,209,869

Total liabilities	1,970,536	1,351,354

Stockholders’ equity:
Series A Perpetual Preferred Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at December 31, 2025 and 2024, respectively	—	—
Voting Common Stock of $0.0001 par value; 143,333,334 shares authorized; 128,050,400 and 126,424,799 shares issued and outstanding at December 31, 2025 and 2024, respectively (1)	13	13
Additional paid-in capital (1)	2,489,227	2,473,564
Accumulated other comprehensive income	3,286	13,452
Retained deficit	(2,136,797)	(2,128,146)
Total stockholders’ equity	355,729	358,883
Total liabilities and stockholders’ equity	$2,326,265	$1,710,237

(1)The number of shares for the year ended December 31, 2024 have been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net loss	$(11,618)	$(50,219)	$(8,651)	$(63,164)

Interest income and expense, net	14,518	3,261	40,920	13,562
Derivative (gain) loss	(5,033)	1,247	(14,519)	2,097
Income tax expense	2,027	213	5,878	2,135
Depreciation, amortization, and accretion	20,421	22,530	87,401	88,986
EBITDA (1)	20,315	(22,968)	111,029	43,616

Non-cash compensation	5,601	8,903	23,413	35,548
Foreign exchange and other	(264)	13,868	(16,252)	17,043
Reduction in value of inventory and disposal of long-lived assets	75	347	7,228	883
Non-cash expenses associated with the License Agreement (2)	733	2,250	4,054	7,671
Loss on extinguishment of debt	—	27,378	—	27,378
Transaction costs	5,908	597	6,610	3,202
Adjusted EBITDA (1)	$32,368	$30,375	$136,082	$135,341

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net loss. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.
(2)	In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”). Fees payable by Globalstar pursuant to the SSA were paid in shares of its common stock prior to its termination in 2025. Costs also include the non-cash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Service revenue:
Wholesale capacity services	$46,291	$36,150	$172,731	$145,299
Subscriber services
Commercial IoT	6,765	6,442	27,263	26,245
SPOT	9,264	10,074	37,311	41,140
Duplex	3,383	4,481	15,238	20,156
Government and other services	1,688	534	4,766	4,849
Total service revenue	67,391	57,681	257,309	237,689

Subscriber equipment sales	4,570	3,496	15,677	12,660

Total revenue	$71,961	$61,177	$272,986	$250,349

Average Subscribers
Commercial IoT	553,129	514,918	539,283	509,452
SPOT	215,597	235,785	222,534	241,980
Duplex	18,267	24,853	20,684	27,033
Other	216	268	235	288
Total	787,209	775,824	782,736	778,753

ARPU (1)
Commercial IoT	$4.08	$4.17	$4.21	$4.29
SPOT	14.32	14.24	13.97	14.17
Duplex	61.73	60.10	61.39	62.14

(1)
ARPU measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

GLOBALSTAR, INC.
RECONCILIATION OF NON-GAAP ADJUSTED FREE CASH FLOW
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2025	2024
Net cash provided by operating activities (1)	$621,650	$439,192
Less: payments received pursuant to the Infrastructure Prepayment	(430,551)	(278,043)
Less: capital expenditures, excluding reimbursable network purchases (2)	(19,590)	(29,254)
Adjusted free cash flow (3)	$171,509	$131,895

(1)	Net cash provided by operating activities is calculated under GAAP and is reflected in the Company's consolidated statements of cash flows.
(2)	Excludes the reimbursable portion of upfront network purchases for the Phase 2 Service Period and the Extended MSS Network pursuant to the Updated Services Agreements. The costs are reimbursed under such agreements in future periods.
(3)	Free cash flow is calculated using net cash provided by operating activities less capital expenditures (which may also be referred to as network upgrades). The Company excludes capital expenditure payments made pursuant to the Updated Services Agreements; amounts which are prepaid by the Customer pursuant to such agreements, that are recorded as operating cash flows, are also excluded from this calculation as those amounts are used to fund associated capital expenditures. Free cash flow as so defined may not be similar to free cash flow as defined by other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's consolidated financial statements. The Company believes that free cash flow is a useful financial metric concerning liquidity, reflecting available cash after capital expenditures, that may be used to fund general corporate expenditures as well as for investments in strategic growth opportunities.